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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION 1600 BROADWAY, SUITE 2200 DENVER, COLORADO 80202	CONTACT: MICHAEL N. KENNEDY MANAGER OF INVESTOR RELATIONS 303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES RECORD EARNINGS FOR THE THIRD QUARTER AND REPORTS OPERATIONAL RESULTS

        DENVER, COLORADO—November 4, 2003—Forest Oil Corporation (NYSE:FST) (Forest) today announced financial and operational results for the third quarter and nine months ended September 30, 2003 and provided information regarding certain of its exploration and production activities.

THIRD QUARTER 2003 RESULTS

        For the quarter ended September 30, 2003, Forest reported record third quarter net earnings of $26.3 million or $.55 per basic share, an increase of over 800% compared to net earnings of $2.9 million or $.06 per share in the third quarter of 2002. For the nine months ended September 30, 2003, Forest reported net earnings of $88.6 million or $1.84 per basic share, an increase of over 600% compared to net earnings of $12.1 million or $.26 per share in the corresponding 2002 period. The net earnings reported for the first nine months of 2003 are the second highest reported for any corresponding period in Forest's 87-year history.

        Higher earnings for the quarter and nine months ended September 30, 2003 compared to the corresponding periods of 2002 were primarily the result of increased operating margins from the combination of higher average oil and gas sales prices and lower oil and gas production expense.

Comparative Financial and Operating Data

        The following table sets forth certain of Forest's financial and operating statistics for the three and nine months ended September 30, 2003 and 2002:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Daily natural gas sales volumes (MMCF):
United States	224.7	220.5	222.2	215.0
Canada	36.8	36.2	33.8	39.1

Total	261.5	256.7	256.0	254.1
Daily liquids sales volumes (MBBLS):
United States	20.5	21.1	20.9	20.8
Canada	2.6	3.3	2.8	3.3

Total	23.1	24.4	23.7	24.1
Equivalent daily sales volumes (MMCFE):
United States	347.8	347.2	347.4	340.0
Canada	52.6	55.7	50.7	58.8

Total	400.4	402.9	398.1	398.8
Total equivalent sales volumes (BCFE)	36.8	37.1	108.7	108.9
Oil and gas sales revenue (millions)(1)	$160.9	123.7	482.7	345.2
Average gas sales price ($/MCF)(1)	$4.50	2.94	4.61	2.92
Average liquids sales price ($/BBL)	$24.76	22.19	24.86	20.94
Oil and gas production expense (per MCFE)	$1.09	1.14	1.02	1.10

(1)
Oil and gas sales revenue for the third quarter and the nine months ended September 30, 2002 includes $4.5 million of proceeds from business interruption insurance. The average gas sales prices presented above for these periods exclude the effects of the insurance proceeds.

Non-GAAP Financial Measures

        In addition to reporting net cash provided by operating activities as defined under U.S. Generally Accepted Accounting Principles (GAAP), Forest also presents discretionary cash flow before interest and taxes, which consists of operating cash flow before working capital changes, interest expense, current income tax expense and amortization of certain deferred items. Management uses this measure to assess the company's ability to generate cash to fund exploration and development activities and to service debt. Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity. Discretionary cash flow before interest and taxes should not be considered as an alternative to net cash provided by operating activities as defined by GAAP. The following is a reconciliation of net cash provided by operating activities to discretionary cash flow before interest and taxes:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(In Thousands)
Net cash provided by operating activities	$101,177	41,175	264,024	131,336
Increase (decrease) in accounts receivable	3,572	(6,922)	26,292	(35,878)
Increase (decrease) in other current assets	12,475	3,294	11,851	(5,719)
(Increase) decrease in accounts payable	(8,242)	26,158	1,625	73,832
(Increase) decrease in accrued interest and other liabilities	(8,984)	(5,128)	1,913	(3,650)

Cash flow before working capital changes	99,998	58,577	305,705	159,921
Current income tax (benefit) expense	(189)	61	237	315
Interest expense	11,588	13,084	37,039	37,797
Amortization of deferred hedge gain	1,119	—	3,321	—
Amortization of deferred debt costs	(570)	(603)	(1,691)	(1,644)

Discretionary cash flow before interest and taxes	$111,946	71,119	344,611	196,389

Third Quarter and Nine Months 2003 Financial and Operational Results

        For the quarter and nine months ended September 30, 2003, oil and gas sales revenue increased 30% and 40%, respectively, compared to the corresponding periods in 2002. The increases were the result of higher product prices. Average gas sales prices increased 53% and 58% in the third quarter and first nine months of 2003, respectively, compared to the corresponding periods in 2002. Average liquids sales prices increased 12% and 19%, respectively, in the quarter and nine months ended September 30, 2003 compared to the corresponding periods in 2002.

        Forest's third quarter 2003 natural gas sales volumes increased 6% over the second quarter. Higher production due to positive drilling results in the foothills of Canada and in South Texas more than offset the effects of downtime related to storms and to pipeline and rig-related shut-ins in the Gulf of Mexico and plant maintenance in Canada.

        For the third quarter and first nine months of 2003, Forest reported sales volumes that were approximately the same as those reported in the corresponding periods in 2002. In the United States, Forest's average daily liquids sales volumes remained constant while gas sales volumes increased 3%, for a total increase in equivalent gas production of approximately 2% in the nine months ended September 30, 2003 compared to the corresponding prior year period. The increase was attributable primarily to new gas production in the Gulf Coast Business Unit. In Canada, Forest's average daily sales volumes decreased 14% in the nine months ended September 30, 2003, due primarily to higher royalty volumes in the current higher price environment, plant maintenance and the effects of property divestitures made in 2002.

        Oil and gas production expense decreased 5% to $40.2 million for the third quarter of 2003 and decreased 8% to $110.9 million for the nine months ended September 30, 2003, compared to $42.3 million and $119.9 million, respectively, for the corresponding periods in 2002. On a per-unit basis, production expense decreased 4% to $1.09 per MCFE for the third quarter of 2003 and decreased 7% to $1.02 per MCFE in the nine months ended September 30, 2003 compared to $1.14 and $1.10 per MCFE, respectively, for the corresponding periods in 2002. All business units contributed to the reductions in year-over-year lease operating expense, which were achieved despite higher production and ad valorem taxes in all business units. On a per-unit basis, production expense of $1.09 per MCFE for the third quarter of 2003 was approximately 11% higher than levels achieved in the second quarter of 2003. The increase was due to higher workover expense in the Gulf Coast Business Unit and the effects of plant maintenance in Canada.

        General and administrative expense increased to $12.0 million and $31.0 million for the quarter and nine months ended September 30, 2003, respectively, compared to $9.6 million and $27.9 million for the corresponding periods in 2002. The increases in the 2003 periods resulted primarily from severance costs, costs incurred to terminate a Canadian defined benefit pension plan and increased insurance costs, offset partially by lower employee-related costs and the positive effects of cost reduction measures in corporate areas. General and administrative expense for the third quarter of 2003 included approximately $2.6 million attributable to severance costs, and for the nine months ended September 30, 2003 included approximately $3.6 million attributable to severance costs and termination of the Canadian defined benefit pension plan.

        Depreciation and depletion expense was $53.7 million and $153.9 million for the quarter and nine months ended September 30, 2003, respectively, compared to $48.4 million and $136.2 million for the corresponding periods in 2002. On a per-unit basis, the depletion rates were $1.42 and $1.38 per MCFE for the quarter and nine months ended September 30, 2003, respectively, compared to $1.28 and $1.22 per MCFE in the corresponding prior year periods. The higher rates in 2003 were due primarily to higher finding costs in the last quarter of 2002 and first nine months of 2003.

        Accretion expense of $3.5 million and $9.7 million in the quarter and nine months ended September 30, 2003 was related to the accretion of Forest's asset retirement obligation pursuant to Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143), adopted January 1, 2003. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Using a cumulative effect approach, in the first quarter of 2003 Forest recorded an increase to net property and equipment of $102.3 million (net of tax), an asset retirement obligation liability of $96.4 million net of tax and an after tax credit of $5.9 million for the cumulative effect of the change in accounting principle.

        Other income of $822,000 in the third quarter of 2003 was attributable primarily to recovery of a bankruptcy claim that was written off in a prior year. Other expense of $5.8 million in the nine months ended September 30, 2003 included a loss on early extinguishment of debt of approximately $4.0 million related to Forest's redemption in January 2003 of its remaining 10 1/2% Senior Subordinated Notes at 105.25% of par value as well as Forest's share of the net loss recorded by an equity method investee.

        Interest expense was $11.6 million and $37.0 million for the quarter and nine months ended September 30, 2003, respectively, compared to $13.1 million and $37.8 million for the corresponding periods of 2002. In the 2003 periods, the effects of higher average debt balances were more than offset by lower average interest rates on variable and fixed rate debt and by amortization of gains recognized on termination of interest rate swaps.

        As the result of an October 2003 amendment to Forest's bank credit facility, the availability under the credit facility is determined utilizing a borrowing base. The initial borrowing base for the United States and Canada has been established at $525.0 million. As of November 1, 2003, the outstanding borrowings under the facility were $206.5 million, outstanding letters of credit were approximately $5.5 million and availability under the credit facility was approximately $310.0 million.

OPERATIONAL PROJECT UPDATE

Gulf Coast Business Unit

Gulf Coast Acquisition

        On October 31, 2003, Forest completed the acquisition from Union Oil Company of California of properties located in the Gulf of Mexico and onshore Gulf Coast. The purchase price of the properties at closing was approximately $211 million, after closing adjustments and after preferential purchase rights on some of the fields were exercised by third parties. The current production rate related to the fields acquired is estimated to average 66 MMcfe/d for the remainder of 2003 and proved reserves at the date of acquisition are estimated to be 138 BCFE.

Eugene Island 325 (67% Working Interest)

        The A-3 and A-4 wells were sidetracked and placed on production at a combined rate of 3.6 MMcfe/d. This previously shut-in platform has increased production to 13.0 MMcfe/d following the work performed thus far in 2003.

Eugene Island 282 (37% Working Interest)

        The A-1 and #1 horizontal completions were successfully drilled and completed at a combined rate of 10.0 MMcfe/d.

High Island 53 (100% Working Interest)

        The #3 discovery well was drilled, completed and placed on production through a new satellite platform in September at 10.4 MMcfe/d.

South Timbalier 72 (75% Working Interest)

        The #21 well was drilled to a depth of 19,072 feet and logged 15 feet of net gas pay in the Miocene Cris "K". This deep shelf well is expected to be tied to sales before year-end 2003.

West Cameron 111/112 (50% Working Interest)

        This deep shelf prospect has been spudded. It is currently drilling to a proposed depth of 16,000 feet.

South Bonus Field, South Texas (80%-100% Working Interest)

        Following the purchase of the assets and undeveloped acreage in May 2003, Forest acquired and interpreted 3-D seismic surveys over the area. The shallow Frio drilling program began in August with four out of five successful wells thus far. The initial gross production rates range from 500-1000 MMcfe/d per well. Additional shallow Frio, Yegua and deeper Wilcox prospects remain.

Katy Field, South Texas (53% Working Interest)

        Three additional recompletions to the Middle Wilcox were performed in the third quarter. All three were successful and were placed on-line to sales at a combined rate of 8.1 MMcfe/d. This makes eleven out of eleven successful recompletions since the start of the program. There are two additional recompletions in progress. A 3-D survey shoot is 100% complete and is being processed with delivery expected before year-end.

Western Business Unit

Apollo Field, West Texas (62% Working Interest)

        The University 21-265 was completed and the University 21-264 was drilled and is now being completed. The field's gross production rate is 16.5 MMcfe/d.

Vermejo Field, West Texas (100% Working Interest)

        The CO2 sweetening unit installation was completed in September, allowing first sales from the Steelhead #1 at 2.1 MMcfe/d. The field's gross sales volumes, reflecting residue gas sales after sweetening, have increased from 6.3 MMcfe/d to 9.8 MMcfe/d. Additional drilling is planned.

Permian Basin Acquisitions (99%-100% Working Interest)

        Forest closed on the acquisition of four operated oil properties from Oxy/Permian in August 2003. Operatorship has been assumed with work in progress expected to reduce operating expenses and increase production from workovers. Gross production has been increased approximately 10% from 1900 BOEPD to 2100 BOEPD since taking over operations. Forest also closed on a property trade in the Permian Basin where Forest assumed operatorship of fields which were previously non-operated. The impact of the trade is a reduction in net production of 3.0 MMcfe/d beginning in the fourth quarter of 2003.

Alaska Business Unit

Redoubt Shoal (100% Working Interest)

        The drilling rig was moved from the first platform leg following the RU #4A's unsuccessful test. The RU #7 is directionally drilling at 13,740 feet measured depth. The well is expected to reach the proposed total depth of 16,300 feet in November.

        Work continues on the seismic reprocessing and integrated field study of Redoubt Shoal. Geologic and reservoir models are being developed to better assess the Redoubt reserve estimates and to aid in the future development plans. The field study and third-party review is on schedule to be completed in the fourth quarter of 2003.

Canada Business Unit

Foothills—Narraway Area (50%-100% Working Interest)

        Production from the Narraway area remained at the record production level of 28.0 MMcfe/d during the third quarter. Two additional wells (2-27 and 16-7) were drilled and are currently completing following wet weather delays. Both wells are tied in and will go to sales as soon as completion operations are finished. Forest's eleventh well in the field to-date, the 8-14 well, is currently underway.

Plains—Kaybob Area (30%-100% Working Interest)

        The Kaybob 2-22 was drilled and placed on production in the third quarter at 1.7 MMcfe/d, increasing the field production to 6 MMcfe/d. Three additional non-operated wells (30% WI) are in progress and should be completed by year end.

Northwest Territories—Ft. Liard Area (20%-73% Working Interest)

        The operator of the P-16 well in which Forest has a carried interest has applied to the National Energy Board for a Discovery License. Until the application is decisioned, no additional completion or testing work can be performed.

        The Forest Mt. Coty 2K-02 (Betamax Prospect) reached a total depth of 15,512 feet. Completion operations have been suspended until the freeze-up of the Liard River crossing.

International Business Unit

Ibhubesi, South Africa (53% Working Interest)

        The drilling program commenced in mid-September. The first well A-AA1 of the 4-6 well program was drilled to a total depth of 3325 m and abandoned as a dry hole. A-AA1 was located approximately 32km north of the A-Y1 (the last well of the 2001 drilling program), which tested gas. The rig is currently on the A-AA2, a location 6.7km due east from the A-AA1 location. Forest has a full carried interest in this $30 million program.

2003 GUIDANCE

        Throughout 2003, we have continued to update the annual guidance as set forth in our press release dated February 12, 2003. The following information includes the anticipated effects of our property acquisition from Union Oil Company of California, which closed on October 31, 2003.

Overall Summary of Proposed Activity

        Given these general limitations and those discussed below, Forest's guidance for 2003 is set forth below:

        Daily Production.    We expect that our daily production will be between 400 and 420 MMcfe/d for the full year of 2003.

        Liquids Production.    We expect that our production of oil and natural gas liquids will be between 23,000 and 24,000 barrels per day.

        Gas Production.    We expect that our natural gas production will be between 260 and 280 MMcf/d.

        Liquids Price Differentials.    We expect that our average differential between NYMEX oil prices and realized liquids prices will be between $2.50 and $3.50 per barrel. This does not include hedging activity.

        Gas Price Differentials.    We expect that our average differential between NYMEX gas prices and realized gas prices will be between $.30 and $.50 per MCF. This does not include hedging activity.

        Hedging.    Forest currently has swaps in place for the fourth quarter of 2003 and full year 2004 covering the aggregate average daily volumes and weighted average prices shown below.

	Q4 2003	Year2004
Natural gas swaps:
Contract volumes (BBTU/d)	109.9	87.5
Weighted average price (per MMBTU)	$4.70	4.71
Natural gas collars:
Contract volumes (BBTU/d)	39.9	14.9
Weighted average ceiling price (per MMBTU)	$5.28	5.79
Weighted average floor price (per MMBTU)	$3.74	4.04
Natural gas three-way collars:
Contract volumes (BBTU/d)	—	22.9
Weighted average ceiling price (per MMBTU)	$—	6.80
Weighted average floor price (per MMBTU)	$—	4.92
Three-way weighted average floor price (per MMBTU)	$—	3.50
Oil swaps:
Contract volumes (MBbls/d)	9.2	9.2
Weighted average price (per Bbl)	$24.60	25.09
Oil collars:
Contract volumes (MBbls/d)	3.0	0.5
Weighted average ceiling price (per Bbl)	$25.42	24.08
Weighted average floor price (per Bbl)	$22.00	22.00

        Production Expense.    Our oil and gas production expense (which includes production taxes and product transportation) varies in response to several factors. Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. We expect that our production expense will be between $150 million and $158 million.

        Depreciation, Depletion and Amortization (DD&A).    We expect that the DD&A rate will be between $1.40 and $1.50 per Mcfe.

        Accretion expense.    We expect that accretion of the asset retirement obligation will be between $13 million and $15 million.

        Capital Expenditures.    We expect that capital expenditures will be between $575 million and $600 million, including $260 million related to acquisitions. Some of the factors impacting the level of capital expenditures in 2003 include absolute crude oil and natural gas prices, the volatility in these prices and the cost and availability of oil field services.

        General and Administrative Expense (G&A).    We expect that our G&A expense will be between $38 million and $42 million.

        Interest Expense.    We expect that our interest expense will be between $48 million and $50 million, depending on the timing of cash flows and capital expenditures. All floating rate debt has been considered in the assumed interest expense. We expect that the one-month LIBOR rate will average 2% in 2003.

        Income Taxes.    We expect that our effective income tax rate will be 42% (inclusive of applicable federal and state taxes) and our current tax will be 0% to 1% of the total tax expense.

        Shares Outstanding.    We expect that diluted shares will average between 49 million and 51 million shares during 2003.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the company assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenue and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2002 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

TELECONFERENCE CALL

        Forest Oil Corporation management will hold a teleconference call on Wednesday, November 5, 2003, at 11:00 a.m. EST (9:00 a.m. MST) to review third quarter 2003 results. If you would like to participate please call 888.781.5307 (for U.S./Canada) or 706.634.0611 (for International) and request the Forest Oil teleconference.

        A replay will be available from Wednesday, November 5, 2003 through Friday, November 14, 2003. You may access the replay by dialing toll free 800.642.1687 (for U.S./Canada) or 706.645.9291 (for International), reservation #3096594. Please note that the reservation number is not needed to access the teleconference, only the replay.

* * * * *

        Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Alaska, Louisiana, Oklahoma, Texas, Utah and Wyoming, and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.ForestOil.com.

November 4, 2003

###

FOREST OIL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2003	December 31, 2002
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$5,388	13,166
Accounts receivable	144,072	111,760
Derivative instruments	14,355	3,241
Current deferred tax asset	11,662	10,310
Other current assets	34,052	21,994

Total current assets	209,529	160,471
Net property and equipment	2,018,863	1,687,885
Deferred income taxes	—	41,022
Goodwill and other intangible assets, net	13,440	12,525
Other assets	20,409	22,778

	$2,262,241	1,924,681

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$159,405	153,413
Accrued interest	14,119	6,857
Derivative instruments	22,575	29,120
Asset retirement obligation	15,264	—
Other current liabilities	4,834	2,285

Total current liabilities	216,197	191,675
Long-term debt	754,797	767,219
Asset retirement obligation	142,682	—
Other liabilities	25,268	28,199
Deferred income taxes	41,454	16,377
Shareholders' equity:
Common stock	5,034	4,913
Capital surplus	1,185,711	1,159,269
Accumulated deficit	(56,223)	(144,548)
Accumulated other comprehensive income (loss)	3,191	(41,887)
Treasury stock, at cost	(55,870)	(56,536)

Total shareholders' equity	1,081,843	921,211

	$2,262,241	1,924,681

FOREST OIL CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(In Thousands Except Per Share Amounts)
Revenue:
Oil and gas sales:
Natural gas	$108,220	73,990	322,048	207,219
Oil, condensate and natural gas liquids	52,719	49,744	160,666	137,957

Total oil and gas sales	160,939	123,734	482,714	345,176
Marketing and processing, net	1,010	1,047	2,828	2,925

Total revenue	161,949	124,781	485,542	348,101
Operating expenses:
Oil and gas production	40,180	42,307	110,892	119,893
General and administrative	11,967	9,637	31,032	27,856
Depreciation and depletion	53,668	48,442	153,874	136,216
Accretion of asset retirement obligation	3,456	—	9,723	—
Impairment of oil and gas properties	—	—	135	—

Total operating expenses	109,271	100,386	305,656	283,965

Earnings from operations	52,678	24,395	179,886	64,136
Other income and expense:
Other expense (income), net	(822)	5,149	5,837	8,236
Interest expense	11,588	13,084	37,039	37,797
Translation loss (gain) on subordinated debt	—	2,489	—	(332)

Total other income and expense	10,766	20,722	42,876	45,701

Earnings before income taxes and cumulative effect of change in accounting principle	41,912	3,673	137,010	18,435
Income tax (benefit) expense:
Current	(189)	61	237	315
Deferred	15,761	703	54,004	6,037

	15,572	764	54,241	6,352

Earnings before cumulative effect of change in accounting principle	26,340	2,909	82,769	12,083
Cumulative effect of change in accounting principle for recording asset retirement obligation, net of taxes	—	—	5,854	—

Net earnings	$26,340	2,909	88,623	12,083

FOREST OIL CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)
(continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(In Thousands Except Per Share Amounts)
Weighted average number of common shares outstanding:
Basic	48,244	46,974	48,098	46,912

Diluted	49,071	48,062	48,958	48,210

Basic earnings per common share:
Earnings before cumulative effect of change in accounting principle	$.55	.06	1.72	.26
Cumulative effect of change in accounting principle	—	—	.12	—

Basic earnings per common share	$.55	.06	1.84	.26

Diluted earnings per common share:
Earnings before cumulative effect of change in accounting principle	$.54	.06	1.69	.25
Cumulative effect of change in accounting principle	—	—	.12	—

Diluted earnings per common share	$.54	.06	1.81	.25

FOREST OIL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2003	2002
	(In Thousands)
Cash flows from operating activities:
Net earnings before cumulative effect of change in accounting principle	$82,769	12,083
Adjustments to reconcile earnings to net cash provided by operating activities:
Depreciation and depletion	153,874	136,216
Accretion of asset retirement obligation	9,723	—
Impairment of oil and gas properties	135	—
Amortization of deferred hedge gain	(3,321)	—
Amortization of deferred debt costs	1,691	1,644
Translation gain on subordinated debt	—	(332)
Unrealized loss on derivative instruments, net	94	1,075
Deferred income tax expense	54,004	6,037
Loss on extinguishment of debt	3,975	5,089
(Earnings) loss in equity method investee	1,775	(120)
Other, net	986	(1,771)
(Increase) decrease in accounts receivable	(26,292)	35,878
(Increase) decrease in other current assets	(11,851)	5,719
Decrease in accounts payable	(1,625)	(73,832)
Increase (decrease) in accrued interest and other liabilities	(1,913)	3,650

Net cash provided by operating activities	264,024	131,336
Cash flows from investing activities:
Capital expenditures for property and equipment:
Acquisition of properties	(58,392)	(2,801)
Exploration and development costs	(228,614)	(251,764)
Other fixed assets	(1,589)	(3,277)
Proceeds from sales of assets	12,059	3,744
Increase in other assets, net	(901)	(1,871)

Net cash used by investing activities	(277,437)	(255,969)
Cash flows from financing activities:
Proceeds from bank borrowings	470,000	346,760
Repayments of bank borrowings	(420,000)	(283,878)
Issuance of 7 3/4% senior notes, net of issuance costs	—	146,846
Repurchases of 8 3/4% senior subordinated notes	—	(66,248)
Repurchases of 10 1/2% senior subordinated notes	(69,441)	(21,283)
Proceeds of common stock offering, net of offering costs	20,968	—
Proceeds from the exercise of options and warrants	6,211	3,709
Purchase of treasury stock	—	(560)
Decrease in other liabilities, net	(1,705)	(728)

Net cash provided by financing activities	6,033	124,618
Effect of exchange rate changes on cash	(398)	(591)

Net decrease in cash and cash equivalents	(7,778)	(606)
Cash and cash equivalents at beginning of period	13,166	8,387

Cash and cash equivalents at end of period	$5,388	7,781

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FOREST OIL ANNOUNCES RECORD EARNINGS FOR THE THIRD QUARTER AND REPORTS OPERATIONAL RESULTS
FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)
FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited) (continued)
FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)